EXHIBIT 99.2


                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
                           CHIEF FINANCIAL OFFICER AND
                EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT

                               - CONFERENCE CALL -
                    THIRD QUARTER 2003 EARNINGS ANNOUNCEMENT

                                OCTOBER 21, 2003
                             Los Angeles, California


     Good morning, and thank you for joining us.

     If you would like a copy of the press release announcing our third quarter earnings, along with the Investor Relations Supplemental Schedules, you can find them on our website www.oxy.com or through the SEC's EDGAR system.

     Reported and core earnings for the third quarter were $446 million, or $1.16 per share, compared with last year's third quarter reported earnings of $402 million, or $1.07 per share, and core earnings of $312 million, or $0.83 per share. The improvement was driven mainly by higher energy prices and increased oil production.

     o The price of WTI for the quarter averaged $30.20 per barrel compared to $28.27 per barrel in last year's third quarter.

     o Worldwide oil and gas production for the quarter was 546,000 barrels of oil equivalent - an increase of 9 percent compared with the 502,000 barrels we produced in last year's third quarter. This is the third consecutive quarter this year we have set new production records.


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     o    For the first nine months, production was up by 5 percent compared to last year - from 513,000 to 541,000 BOE per day.

     o WTI averaged $30.98 per barrel for the first nine months compared with $25.39 for the comparable period last year, for an increase of 22 percent.

     Core earnings for the first nine months of $1.25 billion, or $3.27 per share, were 85 percent higher than the $676 million, or $1.80 per share, we earned for the comparable period last year.

     On a segment basis, oil and gas third quarter earnings were $660 million - 35 percent higher than the $490 million in earnings during the same period a year ago. As I noted earlier, the increase was due primarily to higher prices and increased production.

     Chemical segment earnings were $61 million compared to third quarter 2002 earnings of $214 million, which included an after-tax gain of $164 million for the sale of our Equistar interest. Core chemical business earnings of $61 million for the quarter exceed last year's third quarter core earnings of $50 million by 22 percent.

     This year's third quarter core chemical earnings represent an $18 million improvement compared to the second quarter. While lower product prices, which were slightly offset by better volumes, resulted in a net decline of $21 million in the third quarter compared to the second quarter, this decline was more than offset by $25 million in improvements resulting from lower energy and feedstock costs and internal cost reductions.

     Cash flow from operations for the quarter was approximately $750 million and $2.2 billion for the first nine months.


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     Turning to the balance sheet at the end of the quarter, we increased shareholder equity to $7.5 billion, or $441 million higher than at the end of the second quarter. During the first nine months of the year, shareholder equity increased by a total of $1.2 billion, an improvement of 19 percent above the year-end 2002 level.

     Our debt-to-total capitalization was down to 38 percent at the end of the quarter, compared to 40 percent at the end of the second quarter and 43 percent at the end of last year. At the end of the quarter, we had $529 million in cash on the balance sheet. We expect to call $454 million in 8.16 percent Trust Preferred Securities in December to be redeemed in January.

     During the quarter, Moody's upgraded our credit rating to Baa1. This follows upgrades by S&P and Fitch to BBB+ during the second quarter.

     Capital spending for the quarter was $360 million and $1.15 billion for the first nine months, including $180 million for the chemical plant lease buyout in the second quarter and $44 million for the buyout of chemical railcar leases in the first quarter. Excluding the lease buyouts, we expect total capital spending for the year to be approximately $1.4 billion - with oil and gas accounting for about 90 percent of the expenditures.

     As we look ahead in the current quarter:

     o We expect oil and gas production to increase modestly in the fourth quarter due primarily to the startup of the new oil pipeline in Ecuador known by its Spanish acronym OCP. The pipeline began operations on September 1 and we will be increasing production during the fourth quarter from the new Eden-Yuturi field as well as from other recent discoveries in Block 15.

     o Production also can be impacted from quarter to quarter due to price-driven adjustments in the volumes under our production-


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          sharing contracts in Oman, Qatar, Yemen and our THUMS operation in
          Long Beach. In addition, our Colombia production is always difficult to forecast.

     o    We expect exploration expense for the quarter to be about $35 million.

     o The fourth and first quarters are typically the weakest quarters for the chemical business due to seasonal factors. We therefore expect fourth quarter chemical earnings to be in the $45 to $55 million range.

     o We expect fourth quarter interest expense to be approximately $66 million. That includes what we expect will be the final quarterly payment on our Trust Preferred Securities.

     o A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $30 million. As I noted earlier, the WTI price in the third quarter was $30.20 per barrel. A swing of 10-cents per million BTUs in gas prices has a $5 million impact on quarterly segment earnings. The NYMEX gas price for the third quarter was $5.59 per thousand cubic feet.

     o Our overall effective tax rate, both foreign and U.S., is about 43%. Our reported oil and gas earnings are after foreign taxes. We expect our U.S. tax rate in the 4th quarter, which applies to the net, to be the same 30 percent as it was in the first nine months.

     o We currently own approximately 39 million shares of Lyondell Chemical Company, which we account for on an equity basis. We have no way of forecasting Lyondell's results.

     Now we're ready to take your questions.


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Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand consideration, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
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